UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

Filed by the Registrant	Filed by a Party other than the Registrant

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PINNACLE WEST CAPITAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This letter is intended to serve as a Report Feedback Statement regarding Glass, Lewis & Co.’s Proxy Paper regarding the 2023 Annual Meeting of Shareholders of Pinnacle West Capital Corporation (“Pinnacle West” or the “Company”) published on April 25, 2023. In its analysis, Glass Lewis & Co. (“Glass Lewis”) recommended shareholders to vote FOR Proposal 6, a shareholder proposal requesting adoption of a policy separating the roles of Chairman of the Board of Directors (the “Board”) and CEO and requiring an independent Board Chairman whenever possible. We appreciate the opportunity to provide a response to the Proxy Paper on Pinnacle West.

May 1, 2023

To Our Shareholders:

In connection with the Proxy Paper on Pinnacle West issued by Glass Lewis, I write on behalf of the Company to provide the following Report Feedback Statement with respect to Glass Lewis’ research and recommendations.

Pinnacle West is pleased that Glass Lewis has recommended that our shareholders vote in line with the recommendations of our Board on Proposals 1 through 5, including “FOR” each of the Company’s director nominees under Proposal 1 and “FOR” the advisory vote to approve executive compensation under Proposal 2. However, the Board believes that Glass Lewis’s recommendation pertaining to Proposal 6, a shareholder proposal that would require the Board to adopt an inflexible policy requiring the separation of the roles of Board Chair and CEO and the appointment of an independent Board Chairman whenever possible, is not in the best interests of the Company and our shareholders.

Pinnacle West is committed to strong corporate governance practices that promote management oversight and accountability. And our Board leadership structure has been carefully tailored to align with those practices. Under our current leadership structure, the Board is led by a Chairman, currently our CEO, and an Independent Lead Director.

Our Independent Lead Director has clearly defined and robust leadership responsibilities and, together with our other independent directors, provides meaningful independent oversight of the CEO and the Company. In keeping with our commitment to robust, independent Board oversight, nine of our 10 director nominees are independent members of the Board, and they are led by an Independent Lead Director who is empowered with and exercises robust, well-defined duties. Under our Corporate Governance Guidelines, our Lead Independent Director has significant leadership authority, and we believe that authority provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

As part of our commitment to ongoing Board refreshment, we have announced a transition plan for our Lead Director Role. Our Board has developed a robust plan to refresh the Board and its leadership significantly over the next several years. The plan is designed to continue to provide for a well-qualified, diverse and highly independent Board, with the requisite experience and skills to provide effective oversight. As noted in the proxy statement, in anticipation of my retirement from the Board in 2024, Paula Sims will assume the role of Lead Director following this year’s annual meeting. As our new Lead Director, Ms. Sims will bring to bear both her hands-on experience in electric utility operations and customer service and her understanding of the Board’s important role in providing robust management oversight. The other independent members of the Board and I are confident that Pinnacle and our shareholders will benefit from her leadership of the Board, and I look forward to working with over the coming year as she takes on this new role.

Pinnacle West Capital Corporation, 400 North Fifth Street, Mail Station 8602, Phoenix, AZ 85004

Post Office Box 53999, Phoenix, AZ 85072-3999

May 1, 2023

Our existing Board leadership structure is tailored to the Company’s needs and provides the Board with the flexibility to determine what leadership structure best serves the Company and our shareholders. While we appreciate Glass Lewis’ preference for the appointment of a board chairman who is independent of management, we believe that the optimal Board leadership structure may change based on the Company’ needs and circumstances at any given time. Accordingly, Pinnacle West believes that our shareholders’ interests would not be best served by the one-size-fits-all approach requested by the shareholder proposal. Instead, our Board believes that our shareholders are best served when the Board retains the ability to select the appropriate person to serve as Chairman— whether that person is our CEO or another member of the Board.

In light of these considerations, which are discussed in detail in the definitive proxy statement that was distributed to our shareholders on April 5, 2023, the Board believes that our current Board leadership structure best serves the needs and strategic objectives of our dynamic and successful Company at this time.

Accordingly, we strongly encourage shareholders to vote in line with the Board’s recommendation and vote AGAINST Proposal 6.

Sincerely,

Kathryn L. Munro

Lead Director